UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 2, 2013 (May 1, 2013)
Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on May 1, 2013, Energy Transfer Equity, L.P. (the “Partnership” or “ETE”) approved the appointment of Jamie Welch as Chief Financial Officer and Head of Business Development of the Partnership, effective June 24, 2013. On May 2, 2013, the Partnership finalized the definitive terms of Mr. Welch’s compensation arrangement. Effective June 24, 2013, Mr. Welch will receive an annual base salary of $550,000. In addition, Mr. Welch will receive a cash bonus for 2013 of not less than 100% of his base salary, which will be paid on the same date that incentive cash bonuses are paid to the Partnership’s other senior executives. Mr. Welch will also be eligible to participate in the Partnership’s Long-Term Incentive Plan, the short-term incentive bonus plan, and other benefit plans on terms consistent with those applicable to other executives generally.

In addition, pursuant to an equity award agreement between Mr. Welch and the Partnership dated April 29, 2013, Mr. Welch will receive 750,000 restricted ETE common units representing limited partner interests. The restricted ETE common units are subject to vesting as follows: 30% of the aggregate number of ETE common units on the second anniversary of the award; 35% on the fifth anniversary of the award; and the remaining 35% on the seventh anniversary of the award, based on continued employment with the Partnership on each such anniversary dates (provided that all of these units will vest in the event his employment is terminated by the Partnership without cause, his employment is terminated for good reason, or there occurs a change in control of the Partnership). The agreement also provides that the Partnership is obligated to make cash payments to Mr. Welch in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Welch’s equity award.

Pursuant to the terms of Mr. Welch’s compensation arrangement, the Partnership also expects Mr. Welch to be appointed to the boards of directors of Energy Transfer Partners, L.P., Regency Energy Partners LP and Sunoco Logistics Partners L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.
By: LE GP, LLC, its general partner

Date: May 6, 2013	/s/ John W. McReynolds John W. McReynolds President and Chief Executive Officer